EXHIBIT 10.3

VIKING PARENT INC.

c/o Avista Capital Holdings, LP

65 East 55th Street, 18th Floor

New York, NY  10022

November 5, 2010

Charles Mcllvaine
57 Nearwater Lane
Darien, CT  06820

Dear Mr. Mcllvaine:

In consideration for certain consulting services performed by you for Viking Parent Inc., a Delaware corporation (“Parent”), and certain of its subsidiaries, in connection with the transactions contemplated in the Purchase and Sale Agreement between The Clorox Company and Viking Acquisition Inc., dated as of September 21, 2010 (the “Purchase Agreement”), Parent has agreed to compensate you for such services by paying you the amount of Four Hundred Thousand Dollars ($400,000) in cash (the “Consulting Services Payment”); provided, that, notwithstanding anything to the contrary herein, Parent’s obligation to make the Consulting Services Payment shall be contingent upon the occurrence of the Closing (as defined in the Purchase Agreement). The Consulting Services Payment shall be made in a lump-sum cash payment on the Closing Date (as defined in the Purchase Agreement).  You shall be responsible for all Federal, state and local taxes pursuant to any applicable law or regulation which may be owed by you as a result of the receipt of the Consulting Services Payment.

As a condition to the payment of the Consulting Services Payment, upon the Closing, you hereby acknowledge and agree that you shall (i) invest a minimum of Two Hundred and Fifty Thousand Dollars ($250,000) in the same equity securities of Parent that was purchased by Avista Capital Partners II, L.P. and its affiliates in connection with its initial equity investment in Parent pursuant to a Subscription Agreement in form and substance satisfactory to the Parent and (ii) execute a Stockholders Agreement in form and substance satisfactory to the Parent.

This letter agreement sets forth the entire agreement between you and Parent in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any representative of any party hereto in respect of such subject matter. Any prior agreement between you and Parent in respect of the subject matter contained herein is hereby terminated and cancelled. For the avoidance of doubt, in the event the Purchase Agreement is terminated prior to the Closing or no such Closing shall occur, this letter agreement shall be null and void ab initio and neither party shall have any liabilities or obligations hereunder. This letter agreement may not be amended or waived except by an instrument in writing signed by each of the parties to this letter agreement. This letter agreement shall be governed by, construed and interpreted in all respects in accordance with the laws of the State of New York. This letter agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed signature page of this letter agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Please confirm that the foregoing is our mutual understanding by signing and returning to Parent an executed counterpart of this letter agreement.

Very truly yours,

VIKING PARENT INC.

	By:	/s/ David Durkin
Name: David Durkin
Title: Vice President

Accepted and agreed to as of
the date first written above:

/s/ Charles McIlvaine
Charles McIlvaine